Exhibit 99.1

Investor Update – December 23, 2009

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and revisions in Item 1A of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

November 2009 Statistics*
	November 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	2,120		1.6%	4,292		0.1%
Traffic (RPMs in millions)	1,673		5.7%	3,336		4.3%
Revenue passengers (000s)	1,757		0.5%	3,557		(1.1)%
Load factor	78.9%	3.0	pts	77.7%	3.1	pts
RASM (cents)	13.11		3.1%	12.71		(0.2)%
Passenger RASM (cents)	11.87		0.9%	11.52		(2.1)%
Economic fuel expense/gal.	$2.31		(7.4)%	$2.26		(18.2)%
* Includes Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.

Forecast Information
	Forecast Q4 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)*	6,460	flat	26,400	(5)%
Cost per ASM excluding fuel and special items (cents)**	9.5	7%	9.1	8%
Fuel Gallons (000,000)	90	(1)%	365	(9)%
Economic fuel cost per gallon***	$2.26	(11)%	$2.04	(32)%
 * Capacity includes Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.

** Our forecasts of cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.  Q200 fleet transition charges for Horizon are not considered special items for purposes of this forecast.

***Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.

Effective Income Tax Rate
We evaluate our tax rate each quarter and make adjustments when necessary.  Although our fourth quarter and full-year effective tax rates have not yet been calculated, it is important to note that the effective rate can be volatile and is highly dependent on the level of pretax income or loss and the magnitude of any nondeductible expenses in relation to the pretax amount.  We currently expect that our effective tax rate for the fourth quarter will be higher than the 39.7% effective income tax rate on our adjusted pretax earnings for the first nine months of 2009.

ALASKA AIRLINES – MAINLINE

November 2009 Statistics
	November 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	1,852		1.3%	3,747		(0.2)%
Traffic (RPMs in millions)	1,479		5.5%	2,938		4.2%
Revenue passengers (000s)	1,217		(0.6)%	2,447		(1.9)%
Load factor*	79.8%	3.1	pts	78.4%	3.3	pts
RASM (cents)**	11.86		2.2%	11.47		(0.9)%
Passenger RASM (cents)**	10.50		(0.8)%	10.22		(2.8)%
Economic fuel expense/gal.	$2.30		(6.8)%	$2.25		(17.9)%
*percentage of available seats occupied by fare-paying passengers
** RASM and Passenger RASM were favorably impacted by first bag fee revenue of approximately $5.2 million for November 2009 and $10.5 million for the first two months of the fourth quarter for Alaska mainline operations (first bag fee was effective July 7, 2009).  RASM was also favorably impacted by the revised Mileage Plan affinity card agreement described in our second quarter 10Q which we estimate will provide approximately $7.5 million in incremental revenue for the fourth quarter of 2009, or approximately $2.5 million per month.

Changes in Advance Booked Load Factors (percentage of available seat miles that are sold)

	December*	January**	February**
Point Change Y-O-Y	NM	+4.5 pts	+5.0 pts
* December advanced booked load factor comparisons are not meaningful at this time because of the large number of snow-related cancellations in the last two weeks of December 2008.  We currently expect the final load factor for December 2009 to be approximately 83.5% compared to 80.7% in December 2008.
** The year-over-year improvement in advanced booked load factors for January and February is primarily attributable to the recent post-holiday fare sale launched by Alaska and Horizon for travel from January 5, 2010 through March 10, 2010.

Forecast Information
	Forecast Q4 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	5,640	1%	23,110	(5)%
Cost per ASM excluding fuel and special items (cents)*	8.3 – 8.4	6% – 7%	8.2	10%
Fuel Gallons (000,000)	75	(1)%	305	(9)%
Economic fuel cost per gallon**	$2.25	(11)%	$2.04	(32)%

* For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which may differ from actual results.  The forecast for both the fourth quarter has increased as a result of an increase in incentive pay expense.  See more discussion below.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the fourth quarter includes the following per-gallon assumptions:  crude oil cost – $1.79 ($75 per barrel); refining margin – 22 cents; taxes and fees – 13 cents; cost of settled hedges – 11 cents.

Labor Contract Extension
On December 17, 2009, Alaska’s ramp service and stores agents, represented by the International Association of Machinists (IAM), ratified a two-year extension of their collective bargaining agreement, which will now become amendable on July 19, 2012.  This agreement includes participation in Air Group’s Performance-Based Pay (PBP) incentive plan for 2009 and beyond in which most other employees at Alaska and Horizon participate, a 1.5% pay increase in June 2010 and 2011, and a signing bonus of approximately $0.5 million in the aggregate.  The estimated increase in incentive pay expense representing the difference between the expected amount these employees will receive from the PBP plan and what they would have received under the previous profit-sharing plan is approximately $1.8 million and is included in the forecast of unit costs above.

Alaska’s clerical, office and passenger service employees (COPS), also represented by the IAM, rejected a two-year extension proposal identical to the terms of the proposal ratified by the ramp service employees and stores agents.  As a result, COPS employees are the only remaining work group at Alaska that participate in a profit-sharing plan other than PBP.

ALASKA AIRLINES – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

November 2009 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.
	November 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	117		18.1%	237		5.6%
Traffic (RPMs in millions)	86		20.4%	174		4.0%
Load factor*	73.4%	1.4	pts	73.4%	(1.2)	pts
Yield (cents)	27.94		(2.0)%	27.41		6.4%
Passenger RASM (cents)**	20.52		(0.1)%	20.13		4.8%
* Percentage of available seats occupied by fare-paying passengers
** Passenger RASM was favorably impacted by first bag fee revenue of approximately $0.8 million for November 2009 and $1.6 million for the first two months of the fourth quarter for the purchased capacity flying.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)

	December*	January**	February**
Point Change Y-O-Y	NM	+5.0 pts	+6.0 pts
* December advanced booked load factor comparisons are not meaningful at this time because of the large number of snow-related cancellations in the last two weeks of December 2008.  We currently expect the final load factor for December 2009 to be approximately 76.5% compared to 74.3% in December 2008.
** The year-over-year improvement in advanced booked load factors for January and February is primarily attributable to the recent post-holiday fare sale launched by Alaska and Horizon for travel from January 5, 2010 through March 10, 2010.

Forecast Information (Horizon CPA)
	Forecast Q4 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
Capacity (ASMs in millions)	355	18%	1,365	(2)%
Cost per ASM (cents)*	20.0	(5)%	19.6	(8)%
* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for operating costs plus a specified profit margin and are eliminated in consolidation.

HORIZON AIR

November 2009 Statistics (includes brand and CPA flying)
	November 2009	Change Y-O-Y		QTD 2009	Change Y-O-Y
Capacity (ASMs in millions)	268		4.2%	545		2.0%
Traffic (RPMs in millions)	194		7.2%	398		5.1%
Revenue passengers (000s)	540		2.9%	1,110		0.6%
Load factor*	72.6%	2.1	pts	73.0%	2.2	pts
System RASM (cents)**	20.98		5.4%	20.58		0.8%
Passenger RASM – brand flying (cents)**	21.15		11.2%	20.67		6.6%
Economic fuel expense/gal.	$2.38		(10.2)%	$2.31		(20.0)%
*percentage of available seats occupied by fare-paying passengers
**RASM and Passenger RASM were favorably impacted by first bag fee revenue of approximately $1.2 million for November 2009 and $2.4 million for the first two months of the fourth quarter for Horizon brand flying.

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Horizon is  insulated from market revenue factors and is guaranteed contractual revenue amounts based on operational capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 4.

November 2009
	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	151	(4.5)%	56%	71.9%	2.3	pts	29.42	¢	7.7%	21.74	¢	11.5%
Alaska CPA	117	18.1%	44%	NM	NM		NM		NM	20.00	¢	(2.8)%
Total	268	4.2%	100%	72.6%	2.1	pts	28.45	¢	2.3%	20.98	¢	5.4%

NM = Not Meaningful

October and November 2009
	Capacity Mix			Load Factor			Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y		Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	308	(6.3)%	57%	72.6%	2.1	pts	28.46	¢	3.4%	21.23	¢	6.6%
Alaska CPA	237	15.2%	43%	NM	NM		NM		NM	19.74	¢	(7.1)%
Total	545	2.0%	100%	73.0%	2.2	pts	27.77	¢	(2.2)%	20.58	¢	0.8%

NM = Not Meaningful

Changes in Advance Booked Load Factors – Brand Flying (percentage of ASMs that are sold)

	December*	January**	February**
Point Change Y-O-Y	NM	+4.0 pts	+2.0 pts
* December advanced booked load factor comparisons are not meaningful at this time because of the large number of snow-related cancellations in the last two weeks of December 2008.  We currently expect the final load factor for December 2009 to be approximately 75.5% compared to 72.8% in December 2008.
** The year-over-year improvement in advanced booked load factors for January and February is primarily attributable to the recent post-holiday fare sale launched by Alaska and Horizon for travel from January 5, 2010 through March 10, 2010.

HORIZON AIR

Forecast Information (includes brand and CPA flying)
	Forecast Q4 2009	Change Y-O-Y	Forecast Full Year 2009	Change Y-O-Y
System-wide capacity (ASMs in millions)	820	4%	3,290	(9)%
Cost per ASM excluding fuel and CRJ-700 fleet transition charges (cents)*	16.0 – 16.1	7%	15.3 – 15.4	5% – 6%
Cost per ASM excluding fuel and all fleet transition charges (cents)*	16.0 – 16.1	7% – 8%	15.1	6%
Fuel gallons (in millions)	15	1%	60	(10)%
Economic fuel cost per gallon**	$2.31	(11)%	$2.07	(32)%

* For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which may differ significantly from actual results. The forecast for both the fourth quarter and full year have increased as a result of an increase in incentive pay expense.  See further discussion below.

**Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost – $1.79 ($75 per barrel); refining margin – 22 cents; taxes and fees – 19 cents; cost of settled hedges – 11 cents.

Labor Contract Extensions and Updates
On December 21, 2009, Horizon’s flight attendants, represented by the Association of Flight Attendants, ratified a new two-year contract.  The agreement includes participation in Air Group’s PBP incentive plan for 2009 and beyond, at least a 3% pay increase over the life of the contract, and a signing bonus of $0.3 million in the aggregate.

Historically, only a small percentage of non-represented employees at Horizon participated in the PBP plan.  To better align the incentive plans for this group with other Horizon and Alaska employees, Horizon has also added all remaining non-represented employees (approximately 1,400 people) to the PBP plan.

The participation of these new work groups in PBP is estimated to result in an additional $3.5 million in incentive pay, representing the difference between the expense from the PBP plan and what would have been received under the previous profit-sharing plan. As a result, the only remaining work groups at Horizon that do not participate in the PBP plan are pilots, mechanics, and represented station personnel in Canada.

AIR GROUP – BALANCE SHEET

Cash and Share Count
(in millions)	November 30, 2009	December 31, 2008
Cash and marketable securities	$1,307	$1,077
Common shares outstanding	35.263	36.275

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel
Fourth Quarter 2009	50%	$76
Full Year 2009	50%	$76
First Quarter 2010	50%	$69
Second Quarter 2010	50%	$69
Third Quarter 2010	50%	$74
Fourth Quarter 2010	50%	$83
Full Year 2010	50%	$74
First Quarter 2011	38%	$88
Second Quarter 2011	33%	$83
Third Quarter 2011	29%	$84
Fourth Quarter 2011	22%	$84
Full Year 2011	30%	$85
First Quarter 2012	17%	$91
Second Quarter 2012	7%	$86
Third Quarter 2012	6%	$97
Fourth Quarter 2012	6%	$93
Full Year 2012	9%	$91

*All of our future positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Additionally, we have used either fixed-price physical contracts or financial swaps to fix the refining margin component for approximately 47% of our fourth quarter 2009 estimated jet fuel purchases and 50% of our first quarter 2010 estimated jet fuel purchases at an average price of 22 cents per gallon and 23 cents per gallon, respectively.